                                                                   EXHIBIT 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                                                                                 FOR THE NINE
                                                                                                                 MONTHS ENDED
                                                                   FOR THE YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                       -----------------------------------------------------    --------------

(In thousands, except ratio)                             1997        1998       1999       2000       2001          2002
----------------------------                           --------    --------   --------   --------   --------    --------------
EARNINGS AS DEFINED:

Income (loss) before income taxes, cumulative effect
   of accounting change and minority interest          $(45,709)   $ 88,817   $123,138   $100,576   $(44,271)   $       85,101

Fixed charges                                            22,777      30,225     48,688     81,772     69,188            43,145
                                                       --------    --------   --------   --------   --------    --------------

Earnings as defined                                    $(22,932)   $119,042   $171,826   $182,348   $ 24,917    $      128,246
                                                       --------    --------   --------   --------   --------    --------------


FIXED CHARGES AS DEFINED:

Interest expense                                       $ 14,928    $ 20,692   $ 35,693   $ 59,074   $ 45,046    $       26,615

Amortization of deferred finance charges                    116         133        195        265        842             2,280

Portion of rental expense representative of the
   interest factor                                        7,733       9,400     12,800     22,433     23,300            14,250

                                                       --------    --------   --------   --------   --------    --------------
Fixed charges as defined                               $ 22,777    $ 30,225   $ 48,688   $ 81,772   $ 69,188    $       43,145
                                                       --------    --------   --------   --------   --------    --------------


RATIO OF EARNINGS TO FIXED CHARGES(1)(2)                     --        3.94       3.53       2.23         --              2.97
                                                       --------    --------   --------   --------   --------    --------------

(1) Due to restructuring charges in 2001 of $73.2 million of which $7.8 million was included in costs of goods sold, additional earnings of $44.3 million would have been necessary to cover fixed charges.

(2) Due to product inspection charges in 1997 of $140.0 million, additional earnings of $45.7 million would have been necessary to cover fixed charges.